EXHIBIT 99.1

National Technical Systems Names Donald J. Tringali Chairman
NTS Co-Founder Dr. Jack Lin Named Chairman Emeritus

CALABASAS, Calif., April 20, 2010 /PRNewswire via COMTEX/ --National Technical Systems, Inc. (Nasdaq: NTSC) (NTS), a leading provider of engineering services, announced today that veteran executive Donald J. Tringali has been named Chairman of the Board of Directors, effective May 1, 2010, replacing Jack Lin, PhD., co-founder and longtime Chairman of NTS. Dr. Lin who will remain on the Board of Directors will become Chairman Emeritus and support NTS as a consultant.

Mr. Tringali, 52, is President and CEO of Augusta Advisory Group, a business advisory firm he founded that specializes in turnarounds, mergers and acquisitions and strategic initiatives for companies in technology and media. He has been a member of the board since 1999 and he becomes the Company's non-executive Chairman after serving as its Vice Chairman since June 2006.

Mr. Tringali and NTS CEO William McGinnis credited Dr. Lin's leadership for guiding the recent growth of NTS.

"Dr. Lin created the rich culture and tradition of growth through excellence that we enjoy here at NTS," Mr. McGinnis said. "On behalf of our entire organization, we thank Jack for his leadership and commitment to our growth throughout the years, and we honor him for creating a plan for this transition. We are very well-positioned for growth and prosperity, thanks in large part to Dr. Lin's longstanding efforts, and we are pleased that Jack's counsel and insight will continue to be available to us.

"The entire executive team looks forward to working with Don Tringali in his new role as non-executive Chairman for he has a wealth of business and leadership experience that will be a very valuable resource as we implement our strategic plans for accelerated growth," McGinnis added.

The announcement culminates a multi-year plan during which Dr. Lin worked closely with the leadership of the organization and the Board of Directors to ensure that NTS would be prepared for continued success in the years ahead.

Mr. Tringali received a BA in Economics from UCLA in 1979 and a JD from Harvard Law School in 1982. Prior to founding Augusta Advisory Group, Mr. Tringali was Executive Vice President of Telemundo Group, Inc., a major media company where he functioned as the chief operating officer, and also led strategic initiatives for the company culminating in the sale of the company to Sony Corporation in 1998.

"I am very proud of our rich history, our wonderful people and the technical excellence we provide our clients," Dr. Lin said. "Over the years, I have blended my quest for personal and spiritual growth with a desire to understand the psychology of our company and our community. As I transition I feel very comfortable that NTS is in good hands. It is performing at the highest level of sales and profitability and boasts the broadest capabilities in its history. It will continue to expand under the well established and excellent leadership of Bill McGinnis and the entire executive team."

Dr. Lin and his partner, Aaron Cohen, founded NTS in 1961 to provide companies and government organizations with testing and product compliance services, technical resources, engineering services and program management support. Starting with limited dollars and equipment they grew from testing simple components to the emergence of what is today a company that provides world-wide comprehensive integrated engineering and testing services with a focus on aerospace, defense, energy, telecommunications, commercial electronics and medical hardware.

Dr. Lin will also be working professionally with other companies to provide high-level executive coaching to CEOs, senior executives and entrepreneurs.

About National Technical Systems

National Technical Systems, Inc. is a leading provider of engineering and testing services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full life-cycle product integrity support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward Looking Statements

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, including the possibility of contract cancellations, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Contact: Allen & Caron Jill Bertotti (investors) Jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300	National Technical Systems Aaron Cohen, Vice Chairman (corporate) aaron.cohen@ntscorp.com (818) 591-0776

SOURCE National Technical Systems, Inc.